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                                                                    Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Airborne, Inc. on Form S-3 of our report on the financial statements of the Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, dated February 22, 2002 (May 9, 2002 as to
Notes Q and R), appearing in the Current Report on Form 8-K dated May 9, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company's method of accounting for major engine overhaul costs) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                                       /s/ DELOITTE & TOUCHE LLP

Seattle, Washington
May 13, 2002